Exhibit 99.1

Boot Barn Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2025

Financial Results and $200 Million Share Repurchase Program

IRVINE, California – May 14, 2025 – Boot Barn Holdings, Inc. (NYSE: BOOT) (the “Company”) today announced its financial results for the fourth fiscal quarter and fiscal year ended March 29, 2025 (“Fiscal Year 2025”). A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended March 29, 2025 compared to the quarter ended March 30, 2024:

●	Net sales increased 16.8% over the prior-year period to $453.7 million.
●	Same store sales increased 6.0%, with retail store same store sales increasing 5.5% and e-commerce same store sales increasing 9.8%.
●	Net income was $37.5 million, or $1.22 per diluted share, compared to $29.4 million, or $0.96 per diluted share, in the prior-year period.
●	The Company opened 21 new stores, bringing its total store count to 459 as of the quarter end.

For the fiscal year ended March 29, 2025 compared to the fiscal year ended March 30, 2024:

●	Net sales increased 14.6% over Fiscal Year 2024 to $1.911 billion.
●	Same store sales increased 5.5%, with retail store same store sales increasing 5.0% and e-commerce same store sales increasing 9.7%.
●	Net income was $180.9 million, or $5.88 per diluted share in Fiscal Year 2025, compared to $147.0 million, or $4.80 per diluted share, in Fiscal Year 2024.
●	The Company opened 60 new stores, bringing its total store count to 459 as of the fiscal year end.

John Hazen, Chief Executive Officer, commented, “Our team delivered a solid finish to fiscal year 2025 highlighted by 15% annual total sales growth and 23% growth in earnings per diluted share, underscoring the ongoing resilience of our core consumer despite broader market uncertainties. The continued strength across major merchandise categories, channels, and geographies reaffirms the broad appeal of our brand and the effectiveness of our strategic initiatives. As we look ahead, we remain confident in our ability to navigate the current tariff environment through our diversified sourcing capabilities and established vendor partnerships. The fundamentals of our business remain strong, and we are well-positioned to continue generating value for our shareholders.”

Share Repurchase Program

The Company’s Board of Directors has authorized the Company to repurchase up to $200 million of its common stock (the “Repurchase Program”). Repurchases under the Repurchase Program may be made through a variety of methods, which could include open market purchases, which may or may not be pursuant to Rule 10b5-1 trading plans, privately negotiated transactions, block trades, accelerated share repurchase plans, or any combination of such methods. The timing and amount of shares repurchased will depend on the stock price, business and market conditions, corporate and regulatory requirements, alternative investment opportunities, acquisition opportunities, and other factors. The Company is not obligated to repurchase any specific amount of shares of common stock, and the repurchase authorization does not have an expiration date and may be amended or terminated by the Board of Directors at any time without prior notice.

Operating Results for the Fourth Quarter Ended March 29, 2025 Compared to the Fourth Quarter Ended March 30, 2024

●	Net sales increased 16.8% to $453.7 million from $388.5 million in the prior-year period. Consolidated same store sales increased 6.0%, with retail store same store sales increasing 5.5% and e-commerce same store sales increasing 9.8%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.
●	Gross profit was $168.6 million, or 37.1% of net sales, compared to $139.4 million, or 35.9% of net sales, in the prior-year period. The increase in gross profit was primarily due to an increase in sales and merchandise margin, partially offset by the occupancy costs of new stores. The 130 basis-point increase in gross profit rate was driven primarily by a 210 basis-point increase in merchandise margin rate, partially offset by 80 basis points of deleverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was primarily the result of supply chain efficiencies, lower shrink expense, better buying economies of scale, and growth in exclusive brand penetration. The deleverage in buying, occupancy and distribution center costs was driven by the occupancy costs of new stores.
●	Selling, general and administrative expenses were $118.9 million, or 26.2% of net sales, compared to $101.2 million, or 26.1% of net sales, in the prior-year period. The increase in selling, general and administrative expenses compared to the prior-year period was primarily the result of higher store payroll and store-related expenses associated with operating more stores, and corporate general and administrative expenses in the current-year period. Selling, general and administrative expenses as a percentage of net sales increased by 10 basis points primarily as a result of higher legal expenses and store payroll in the current-year period partially offset by marketing expenses.
●	Income from operations increased $11.4 million to $49.7 million, or 11.0% of net sales, compared to $38.2 million, or 9.8% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Income tax expense was $12.4 million, or a 24.8% effective tax rate, compared to $9.4 million, or a 24.3% effective tax rate, in the prior-year period. The increase in effective tax rate was primarily due to a decrease in stock-based compensation tax benefits in the current-year period when compared to the prior-year period.
●	Net income was $37.5 million, or $1.22 per diluted share, compared to $29.4 million, or $0.96 per diluted share, in the prior-year period. The increase in net income is primarily attributable to the factors noted above.

Operating Results for the Fiscal Year Ended March 29, 2025 Compared to the Fiscal Year Ended March 30, 2024

●	Net sales increased 14.6% to $1.911 billion from $1.667 billion in Fiscal Year 2024. Consolidated same store sales increased 5.5%, with retail store same store sales increasing 5.0% and e-commerce same store sales increasing 9.7%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.

●	Gross profit was $717.0 million, or 37.5% of net sales, compared to $614.4 million, or 36.9% of net sales, in Fiscal Year 2024. The increase in gross profit was primarily due to an increase in sales and merchandise margin, partially offset by the occupancy costs of new stores. The 70 basis-point increase in gross profit rate was driven primarily by a 130 basis-point increase in merchandise margin rate partially offset by 60 basis points of deleverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was primarily the result of supply chain efficiencies, lower shrink expense, better buying economies of scale, and growth in exclusive brand penetration. The deleverage in buying, occupancy and distribution center costs was driven by the occupancy costs of new stores.

●	Selling, general and administrative expenses were $477.7 million, or 25.0% of net sales, compared to $416.2 million, or 25.0% of net sales, in Fiscal Year 2024. The increase in selling, general and administrative expenses as compared to Fiscal Year 2024 was primarily the result of higher store payroll and store-related expenses associated with operating more stores, corporate general and administrative expenses, and marketing expenses in Fiscal Year 2025. Selling, general and administrative expenses as a percentage of net sales was flat when compared to Fiscal Year 2024.

●	Income from operations increased $41.1 million to $239.4 million, or 12.5% of net sales, compared to $198.2 million, or 11.9% of net sales, in Fiscal Year 2024, primarily due to the factors noted above.
●	Income tax expense was $59.2 million, or a 24.6% effective tax rate, compared to $50.4 million, or a 25.4% effective tax rate, in Fiscal Year 2024. The decrease in effective tax rate was primarily due to reductions in nondeductible expenses, as well as an increase in pretax book income, partially offset by reduced stock-based compensation tax benefits.
●	Net income was $180.9 million, or $5.88 per diluted share, compared to net income of $147.0 million, or $4.80 per diluted share, in Fiscal Year 2024. The increase in net income is primarily attributable to the factors noted above.

Sales by Channel

The following table includes total net sales growth, same store sales (“SSS”) growth/(decline) and e-commerce as a percentage of net sales for the periods indicated below.

						Preliminary
	Thirteen Weeks				Preliminary	Two Weeks
	Ended	Four Weeks	Four Weeks	Five Weeks	Four Weeks	Ended
	March 29, 2025	Fiscal January	Fiscal February	Fiscal March	Fiscal April	May 10, 2025

Total Net Sales Growth	16.8%	18.8%	12.7%	18.5%	18.3%	19.2%

Retail Stores SSS	5.5%	7.0%	0.9%	8.0%	9.8%	8.4%
E-commerce SSS	9.8%	17.1%	9.0%	5.1%	(0.4)%	15.9%
Consolidated SSS	6.0%	8.1%	1.8%	7.7%	8.7%	9.1%

E-commerce as a % of Net Sales	9.9%	11.2%	10.3%	8.8%	8.4%	9.3%

Balance Sheet Highlights as of March 29, 2025

●	Cash of $70 million.
●	Zero drawn under the $250 million revolving credit facility.
●	Average inventory per store increased approximately 5.7% on a same store basis compared to March 30, 2024.

Fiscal Year 2026 Outlook

The Company is providing guidance for what it can reasonably expect at this time. For the fiscal year ending March 28, 2026 the Company expects:

●	To open between 65 and 70 new stores.
●	Total sales of $2.070 billion to $2.150 billion, representing growth of 8% to 13% over Fiscal Year 2025.
●	Same store sales declines of (2.0)% to growth of approximately 2.0%, with retail store same store sales declines of (2.5)% to growth of approximately 1.5% and e-commerce same store sales growth of approximately 1.0% to 7.5%.
●	Merchandise margin between $1.030 billion and $1.077 billion, or approximately 49.8% to 50.1% of sales.
●	Gross profit between $747 million and $793 million, or approximately 36.1% to 36.9% of sales.

●	Selling, general and administrative expenses between $519 million and $527 million, or approximately 25.1% to 24.5% of sales.
●	Income from operations between $228 million and $266 million, or approximately 11.0% to 12.4% of sales.
●	Net income of $169 million to $197 million.
●	Net income per diluted share of $5.50 to $6.40, based on 30.8 million weighted average diluted shares outstanding.
●	Effective tax rate of 26.0%.
●	Capital expenditures between $115.0 million and $120.0 million, which is net of estimated landlord tenant allowances of $35.5 million.

For the first fiscal quarter ending June 28, 2025, the Company expects:

●	Total sales of $483 million to $491 million, representing growth of 14% to 16% over the prior-year period.
●	Same store sales growth of approximately 4.0% to 6.0%, with retail store same store sales growth of approximately 4.0% to 6.0% and e-commerce same store sales growth of approximately 4.0% to 6.0%.
●	Merchandise margin between $250 million and $254 million, or approximately 51.7% of sales.
●	Gross profit between $183 million and $188 million, or approximately 37.9% to 38.2% of sales.
●	Selling, general and administrative expenses between $122 million and $124 million, or approximately 25.3% to 25.2% of sales.
●	Income from operations between $61 million and $64 million, or approximately 12.6% to 13.0% of sales.
●	Net income per diluted share of $1.44 to $1.52, based on 30.9 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the fourth fiscal quarter and fiscal year ended March 29, 2025, is scheduled for today, May 14, 2025, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (866) 652-5200. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until June 12, 2025, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10199545. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 465 stores in 49 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to the Company’s current expectations and projections relating to, by way of example and without limitation, the Company’s financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”,

“expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	March 29,	March 30,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$69,770	$75,847
Accounts receivable, net	10,263	9,964
Inventories	747,191	599,120
Prepaid expenses and other current assets	36,736	44,718
Total current assets	863,960	729,649
Property and equipment, net	422,079	323,667
Right-of-use assets, net	469,461	390,501
Goodwill	197,502	197,502
Intangible assets, net	58,677	58,697
Other assets	6,342	5,576
Total assets	$2,018,021	$1,705,592
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$134,450	$132,877
Accrued expenses and other current liabilities	146,038	116,477
Short-term lease liabilities	72,861	63,454
Total current liabilities	353,349	312,808
Deferred taxes	39,317	42,033
Long-term lease liabilities	490,182	403,303
Other liabilities	4,116	3,805
Total liabilities	886,964	761,949

Stockholders’ equity:
Common stock, $0.0001 par value; March 29, 2025 - 100,000 shares authorized, 30,892 shares issued; March 30, 2024 - 100,000 shares authorized, 30,572 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	246,725	232,636
Retained earnings	903,968	723,026
Less: Common stock held in treasury, at cost, 298 and 228 shares at March 29, 2025 and March 30, 2024, respectively	(19,639)	(12,022)
Total stockholders’ equity	1,131,057	943,643
Total liabilities and stockholders’ equity	$2,018,021	$1,705,592

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	March 29,	March 30,	March 29,	March 30,
	2025	2024	2025	2024
Net sales	$453,749	$388,459	$1,911,104	$1,667,009
Cost of goods sold	285,187	249,021	1,194,066	1,052,585
Gross profit	168,562	139,438	717,038	614,424
Selling, general and administrative expenses	118,875	101,194	477,686	416,210
Income from operations	49,687	38,244	239,352	198,214
Interest expense	346	230	1,497	2,238
Other income net	607	871	2,262	1,396
Income before income taxes	49,948	38,885	240,117	197,372
Income tax expense	12,409	9,446	59,175	50,376
Net income	$37,539	$29,439	$180,942	$146,996

Earnings per share:
Basic	$1.23	$0.97	$5.93	$4.87
Diluted	$1.22	$0.96	$5.88	$4.80
Weighted average shares outstanding:
Basic	30,593	30,317	30,524	30,167
Diluted	30,771	30,717	30,773	30,611

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Fiscal Year Ended
	March 29,	March 30,	April 1,
	2025	2024	2023
Cash flows from operating activities
Net income	$180,942	$146,996	$170,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	62,462	49,531	35,883
Stock-based compensation	10,978	12,935	9,711
Amortization of intangible assets	20	54	62
Impairment of intangible assets	—	2,000	—
Noncash lease expense	66,994	55,148	47,869
Amortization and write-off of debt issuance fees and debt discount	108	108	130
Loss on disposal of property and equipment	299	660	334
Deferred taxes	(2,716)	8,773	6,365
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	(240)	3,282	(2,716)
Inventories	(148,071)	(9,626)	(115,194)
Prepaid expenses and other current assets	7,664	3,515	(11,276)
Other assets	(766)	613	(2,874)
Accounts payable	210	425	(2,636)
Accrued expenses and other current liabilities	17,989	(6,208)	(18,541)
Other liabilities	311	1,057	516
Operating leases	(48,644)	(33,183)	(29,299)
Net cash provided by operating activities	$147,540	$236,080	$88,887
Cash flows from investing activities
Purchases of property and equipment	$(148,293)	$(118,782)	$(124,534)
Proceeds from sale of property and equipment	55	—	—
Net cash used in investing activities	$(148,238)	$(118,782)	$(124,534)
Cash flows from financing activities
(Payments)/borrowings on line of credit - net	$—	$(66,043)	$37,494
Repayments on debt and finance lease obligations	(873)	(863)	(838)
Tax withholding payments for net share settlement	(7,617)	(2,475)	(4,689)
Proceeds from the exercise of stock options	3,111	9,737	1,199
Net cash (used in)/provided by financing activities	$(5,379)	$(59,644)	$33,166
Net (decrease)/increase in cash and cash equivalents	(6,077)	57,654	(2,481)
Cash and cash equivalents, beginning of period	75,847	18,193	20,674
Cash and cash equivalents, end of period	$69,770	$75,847	$18,193

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$59,929	$57,157	$60,171
Cash paid for interest	$1,381	$2,385	$5,835
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$29,584	$17,269	$21,487

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 29,	December 28,	September 28,	June 29,	March 30,	December 30,	September 30,	July 1,
	2025	2024	2024	2024	2024	2023	2023	2023
Store Count (BOP)	438	425	411	400	382	371	361	345
Opened/Acquired	21	13	15	11	18	11	10	16
Closed	—	—	(1)	—	—	—	—	—
Store Count (EOP)	459	438	425	411	400	382	371	361

Boot Barn Holdings, Inc.

Selected Store Data

	Thirteen Weeks Ended
	March 29,	December 28,	September 28,	June 29,	March 30,	December 30,	September 30,	July 1,
	2025	2024	2024	2024	2024	2023	2023	2023
Selected Store Data:
Same Store Sales growth/(decline)	6.0%	8.6%	4.9%	1.4%	(5.9)%	(9.7)%	(4.8)%	(2.9)%
Stores operating at end of period	459	438	425	411	400	382	371	361
Comparable stores operating at end of period(1)	382	374	363	349	335	322	312	302
Total retail store selling square footage, end of period (in thousands)	5,133	4,877	4,720	4,547	4,371	4,153	4,027	3,914
Average retail store selling square footage, end of period	11,183	11,134	11,105	11,063	10,929	10,872	10,855	10,841
Average sales per comparable store (in thousands)(2)	$926	$1,301	$952	$980	$917	$1,256	$950	$1,014

(1)	Comparable stores have been open at least 13 full fiscal months as of the end of the applicable reporting period.
(2)	Average sales per comparable store is calculated by dividing comparable store trailing three-month sales for the applicable period by the number of comparable stores operating during the period.